Exhibit 99.1

STAAR Surgical Reports First Quarter 2025 Results

China ICL Procedure Trends Improving

Tariff Mitigation Activities Implemented

Cost Controls and Restructuring Initiated to Reduce SG&A Run Rate

Earnings Call and Webcast Today at 5:15 p.m. Eastern

LAKE FOREST, CA, May 7, 2025 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the first quarter ended March 28, 2025.

First Quarter 2025 Financial Overview

•
Net sales of $42.6 million down 45% Y/Y due to planned reduction of channel inventory in China
•
Net Sales Excluding China of $42.2 million up 9% Y/Y reflecting growth in all key markets
•
Gross margin at 65.8% vs. 78.9% year ago due to intentional reduction in U.S. production volumes and readiness for manufacturing in Switzerland
•
Net loss of $(54.2) million or $(1.10) per share vs. $(3.3) million or $(0.07) per share year ago
•
Adjusted EBITDA1 loss of $(26.4) million or $(0.53) per share vs. earnings of $5.3 million or $0.11 per share year ago

“STAAR’s first quarter sales were in line with expectations, but we can and will do better,” said STAAR Surgical CEO, Stephen C. Farrell. “Our results do not reflect the earnings power of our business or the strength of our brand. We are making progress working through transitory challenges in our China business, and importantly, we believe that EVO ICL procedure volumes in China are improving compared to the first quarter last year, despite the macroeconomic headwinds. As our distributors in China continue to consume channel inventory to meet this demand, we are on track to resume normalized sales in China in the third quarter. Our ability to drive growth this quarter in all key markets outside of China further demonstrates the potential and opportunity for STAAR to grow EVO ICL adoption.”

Mr. Farrell continued, “In addition, we have made excellent progress on our cost controls and restructuring activities to better align our expenses with our sales. As a result, we are confident that we will resume growth in revenue and Adjusted EBITDA for the full second half of the year. STAAR has outstanding technology, a consistent history of market share gains, a large addressable market supported by the expanding incidence of myopia, a strong balance sheet, and a demonstrated ability to drive profitability and cash flow. We are rapidly turning the corner, and our long-term prospects are excellent.”

First Quarter 2025 Highlights

•
Distributor Inventory in China – The Company’s distributors in China have continued to consume channel inventory to support EVO ICL procedural demand and are on track to reduce excess distributor inventory to contracted levels by the end of the second quarter. The Company is actively working with its distributors to better forecast forward demand so that purchases by distributors more closely align with in-market procedure volume and to maintain adequate inventory to meet patient demand without creating excess inventory in the channel.

•
Tariff Mitigation – In order to mitigate the potential impact of tariffs on exports to China, the Company negotiated and implemented consignment agreements with its two distributors in China and delivered consigned inventory in advance of the implementation of tariffs. The Company believes it now has sufficient levels of product in country to meet most of its demand through the beginning of 2026, and it is taking steps to ramp up manufacturing capabilities at its Switzerland site to further mitigate potential long-term impacts of China tariffs.

•
Cost Controls – The Company is meaningfully cutting costs and is undertaking restructuring activities to reduce its SG&A run rate. For fiscal 2024, the Company recorded SG&A expenses of $252.2 million, which were planned to grow in 2025 due to commitments to investments in human capital and facilities. The Company has identified spend reductions related to facilities, marketing, and staff that are expected to reduce the annualized SG&A run rate significantly below fiscal 2024 to approximately $225 million as the Company exits fiscal 2025. The majority of the restructuring activities are focused on U.S. operations. The Company is also assessing other areas of potential savings, but those incremental savings may be redeployed to fund strategic investments to drive future growth.

•
Regulatory Approvals – The Company received EVO/EVO+ ICL approval from the Taiwan FDA during the first quarter. In April, the Company received approval in Brazil for the expansion of its EVO/EVO+ ICL labeling to include spherical power down to -0.5 diopters from -6.0 diopters previously. The Company is pursuing labeling changes in other key markets around the globe and believes that this approval further evidences the growing clinical support for EVO ICL at lower diopter levels. Finally, the Company continues to believe it will receive mid-year approval for its EVO+ (V5) lenses in China.

“We are proud of the great team effort to rapidly ship additional inventory into China and proactively seek ways to navigate the evolving tariff environment to support our growth plans,” said STAAR Surgical President and Chief Operating Officer, Warren Foust. “Not only did our internal teams jump into action, but our distributors in China were great partners as we worked through the logistics of the consignment. We believe this consigned inventory plus distributor-owned inventory already in country will be sufficient to meet most surgeon and patient needs for fiscal 2025 and the beginning of fiscal 2026. In parallel, we are readying our Switzerland manufacturing facility for additional production of EVO ICLs for the China market when we obtain the final validations and approvals, which we expect this summer.”

First Quarter 2025 Financial Results

Net sales were $42.6 million for the first quarter of 2025 compared to $77.4 million in the prior year quarter. The decrease was primarily due to a significant decline in China revenue, as purchases by the Company’s China distributors were minimal in the quarter as they consumed existing in-country inventory to satisfy procedural demand. The decline was partially offset by growth in other geographies. Excluding China, net sales were $42.2 million, an increase of 9% as compared to the prior year period.

Gross profit margin for the first quarter of 2025 was 65.8% of total net sales compared to the prior year quarter of 78.9% of total net sales. The decrease in gross profit margin was primarily due to higher manufacturing costs per unit due to reduced production volumes at the Company’s U.S. manufacturing site and period costs associated with the expansion of the Company’s manufacturing capabilities at its

Switzerland site, which reduced gross margin by approximately 6 points. In addition, gross margin was negatively impacted by higher excess and obsolete inventory reserves, which reduced gross margin by approximately 4 points.

Total SG&A expenses for the first quarter of 2025 were $62.7 million compared to $63.3 million in the prior year quarter. The decrease in SG&A is the result of cost savings initiatives that were implemented towards that latter half of the quarter, partially offset by a higher run rate at the beginning of the quarter. General and administrative expenses were $24.5 million compared to $23.2 million in the prior year quarter, primarily due to increased compensation related expenses and facilities costs. Selling and marketing expenses were $24.6 million compared to $26.7 million in the prior year quarter due to lower marketing, promotional and advertising activities. Research and development expenses were $13.7 million compared to $13.4 million in the prior year quarter.

In the first quarter of 2025, the Company also incurred $22.7 million for restructuring, impairment and related charges, primarily for asset write-offs, closed facility charges, and severance associated with the realignment of the Company’s leadership structure and its cost control initiatives. Including these charges, operating loss for the first quarter of 2025 was $(57.4) million as compared to $(2.3) million for the first quarter of 2024. Net loss for the first quarter of 2025 was $(54.2) million or $(1.10) per diluted share compared with a net loss of $(3.3) million or $(0.07) per diluted share for the prior year quarter. The year over year decrease in net income was primarily attributable to lower net sales and restructuring charges.

Cash, cash equivalents and investments available for sale at March 28, 2025, totaled $222.8 million, compared to $230.5 million at the end of the fourth quarter of 2024.

Mr. Foust concluded, “We believe there is a significant opportunity for STAAR to continue to drive adoption of our EVO ICLs. The global myopia epidemic is increasing, and patients are looking for safe and effective long-term vision correction solutions. Our proprietary Collamer® material provides a sustainable competitive advantage in refractive vision correction, and patients and surgeons are increasingly turning to EVO ICL as they look to get rid of their glasses and contact lenses. We also believe in the potential of Collamer for use in other therapeutic applications, especially within the eye.”

Outlook

The Company announced that it is withdrawing the financial outlook previously provided on February 11, 2025.

“Global economic uncertainty and evolving tariff policy make it more challenging to forecast. As a result, despite confidence in our recent efforts to mitigate tariff exposure and our optimism regarding both short-term and long-term business trends, we are withdrawing the Company’s previous financial outlook,” concluded Mr. Farrell.

Earnings Conference Call and Webcast

The Company will host an earnings conference call and webcast today, Wednesday, May 7 at 5:15 p.m. Eastern / 2:15 p.m. Pacific to discuss its financial results and operational progress. To access the webcast please use the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=VN5Skdjp

In addition to live questions, participants may submit questions by email to ir@staar.com

1 Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense and for restructuring, impairment and related charges. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future. The Company believes that restructuring, impairment and related charges are not indicative of the underlying operating expense profile for the Company. These charges, which include costs related to severance, reduction in force and consulting expenses, impairment expenses on leasehold improvements and machinery and equipment, impairment on real property right-of use assets, and impairment of internally developed software, are anticipated to be completed within a finite period of time and can vary significantly in any specific period. The Company believes that excluding restructuring, impairment and related charges from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business operations and better assess the Company’s current and future continuing operations.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

We intend to use our website as a means of disclosing material non-public information about the Company and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: financial projections and forecasts; plans, strategies, and objectives of management for 2025 and beyond or prospects for achieving such plans; expectations for sales, revenue, margin, earnings, expenses, and cost controls; estimates regarding procedural demand, inventory levels, and tariff impacts; expectations regarding regulatory approvals, uses of Collamer, manufacturing and production; use of cash and cash flows; and any statements of assumptions underlying any of the foregoing, including those relating to expected or future financial performance or results. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to continue our growth and profitability trajectory; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 27, 2024 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We intend to use our website as a means of disclosing material non-public information about the Company and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

CONTACT:	Investors & Media
Brian Moore
Vice President, Investor Relations and Corporate Development
(626) 303-7902, Ext. 3023
bmoore@staar.com

Investors - Asia
Niko Liu, CFA
Director, Investor Relations and Corporate Development - Asia
+852-6092-5076
nliu@staar.com

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	March 28, 2025	December 27, 2024
Current assets:
Cash and cash equivalents	$173,114	$144,159
Investments available for sale	49,647	86,335
Accounts receivable trade, net	39,949	77,897
Inventories, net	48,143	43,305
Prepayments, deposits, and other current assets	15,645	16,244
Total current assets	326,498	367,940
Property, plant, and equipment, net	74,957	84,889
Finance lease right-of-use assets, net	-	37
Operating lease right-of-use assets, net	31,047	36,850
Goodwill	1,786	1,786
Deferred income taxes	4,002	788
Other assets	19,074	17,234
Total assets	$457,364	$509,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,465	$16,704
Obligations under finance leases	-	42
Obligations under operating leases	3,560	3,894
Allowance for sales returns	5,644	6,579
Other current liabilities	47,687	43,087
Total current liabilities	68,356	70,306

Obligations under operating leases	33,118	34,807
Deferred income taxes	-	297
Asset retirement obligations	43	42
Pension liability	5,875	6,737
Total liabilities	107,392	112,189

Stockholders' equity:
Common stock	495	493
Additional paid-in capital	476,868	471,449
Accumulated other comprehensive loss	(5,604)	(7,031)
Accumulated deficit	(121,787)	(67,576)
Total stockholders' equity	349,972	397,335
Total liabilities and stockholders' equity	$457,364	$509,524

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Quarter Ended
	% of Sales	March 28, 2025	% of Sales	March 29, 2024	Fav (Unfav) Amount	%
Net sales	100.0%	$42,589	100.0%	$77,356	$(34,767)	(44.9)%

Cost of sales	34.2%	14,584	21.1%	16,321	1,737	10.6%

Gross profit	65.8%	28,005	78.9%	61,035	(33,030)	(54.1)%

Selling, general and administrative expenses:
General and administrative	57.4%	24,458	30.0%	23,228	(1,230)	(5.3)%
Selling and marketing	57.8%	24,621	34.5%	26,708	2,087	7.8%
Research and development	32.1%	13,663	17.3%	13,380	(283)	(2.1)%
Total selling, general, and administrative expenses	147.3%	62,742	81.8%	63,316	574	0.9%
Restructuring, impairment and related charges	53.2%	22,664	0.0%	-	(22,664)	0.0%
Total operating expenses	200.5%	85,406	81.8%	63,316	(22,090)	(34.9)%

Operating loss	(134.7)%	(57,401)	(2.9)%	(2,281)	(55,120)	(2416.5)%

Other income (expense):
Interest income, net	3.2%	1,366	2.0%	1,529	(163)	(10.7)%
Gain (loss) on foreign currency transactions	3.3%	1,418	(3.0)%	(2,297)	3,715	161.7%
Royalty income	0.0%	-	0.7%	508	(508)	(100.0)%
Other income, net	0.3%	131	0.4%	330	(199)	(60.3)%
Total other income, net	6.8%	2,915	0.1%	70	2,845	4064.3%

Loss before provision for income taxes	(127.9)%	(54,486)	(2.8)%	(2,211)	(52,275)	(2364.3)%

Provision (benefit) for income taxes	(0.6)%	(275)	1.5%	1,128	1,403	124.4%

Net loss	(127.3)%	(54,211)	(4.3)%	(3,339)	(50,872)	(1523.6)%

Net loss per share - basic		(1.10)		(0.07)
Net loss per share - diluted		(1.10)		(0.07)

Weighted average shares outstanding - basic		49,344		48,907
Weighted average shares outstanding - diluted		49,344		48,907

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Quarter Ended
	March 28, 2025	March 29, 2024
Cash flows from operating activities:
Net loss	$(54,211)	$(3,339)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,337	1,237
Impairment of fixed assets and operating leases	13,216	-
Accretion/Amortization of investments available for sale	(129)	(120)
Deferred income taxes	(1,029)	61
Change in net pension liability	(2,457)	(93)
Stock-based compensation expense	6,015	6,339
Provision for sales returns and bad debts	(910)	128
Inventory provision	2,031	646
Changes in working capital:
Accounts receivable	38,170	29,837
Inventories	(6,304)	(4,002)
Prepayments, deposits and other assets	(1,809)	(5,485)
Accounts payable	(5,961)	1,519
Other current liabilities	5,307	(5,048)
Net cash provided by (used in) operating activities	(5,734)	21,680

Cash flows from investing activities:
Acquisition of property and equipment	(1,468)	(5,202)
Purchase of investments available for sale	(14,691)	-
Proceeds from sale or maturity of investments available for sale	51,510	21,389
Net provided by investing activities	35,351	16,187

Cash flows from financing activities:
Repayment of finance lease obligations	(42)	(40)
Repurchase of employee common stock for taxes withheld	(1,283)	(1,229)
Proceeds from vested restricted stock and exercise of stock options	377	5,325
Net cash provided by (used in) financing activities	(948)	4,056

Effect of exchange rate changes on cash and cash equivalents	286	(937)

Increase in cash and cash equivalents	28,955	40,986
Cash and cash equivalents, at beginning of the period	144,159	183,038
Cash and cash equivalents, at end of the period	$173,114	$224,024

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2022	Q1-23	Q2-23	Q3-23	Q4-23	2023	Q1-24	Q2-24	Q3-24	Q4-24	2024	Q1-25
Net income (loss) - (as reported)	$39,665	$2,710	$6,064	$4,817	$7,756	$21,347	$(3,339)	$7,379	$9,980	$(34,228)	$(20,208)	$(54,211)
Provision (benefit) for income taxes	5,887	2,009	2,428	1,929	5,983	12,349	1,128	2,955	3,179	3,894	11,156	(275)
Other (income) expense, net	(1,750)	(1,919)	105	(451)	(3,334)	(5,599)	(70)	1,564	(7,477)	2,424	(3,559)	(2,915)
Depreciation	4,481	1,113	1,285	1,345	1,368	5,111	1,237	1,522	1,757	2,375	6,891	2,337
(Gain) loss on disposal of property plant and equipment(2)	65	-	24	17	32	73	-	26	1,642	26	1,694	-
Restructuring, impairment and related charges(3)	-	-	-	-	-	-	-	-	-	-	-	22,664
Amortization of intangible assets	28	7	10	(2)	(2)	13	-	-	-	-	-	-
Stock-based compensation	20,371	6,065	8,423	8,846	182	23,516	6,339	9,042	7,160	4,669	27,210	6,015
Adjusted EBITDA	$68,747	$9,985	$18,339	$16,501	$11,985	$56,810	$5,295	$22,488	$16,241	$(20,840)	$23,184	$(26,385)
Adjusted EBITDA as a % of Revenue	24.2%	13.6%	19.9%	20.6%	15.7%	17.6%	6.8%	22.7%	18.3%	(42.6)%	7.4%	(62.0)%

Net income (loss) per share, diluted - (as reported)	$0.80	$0.05	$0.12	$0.10	$0.16	$0.43	$(0.07)	$0.15	$0.20	$(0.69)	$(0.41)	$(1.10)
Provision (benefit) for income taxes	0.12	0.04	0.05	0.04	0.12	0.25	0.02	0.06	0.06	0.08	0.22	(0.01)
Other (income) expense, net	(0.04)	(0.04)	-	(0.01)	(0.07)	(0.11)	-	0.03	(0.15)	0.05	(0.07)	(0.06)
Depreciation	0.09	0.02	0.03	0.03	0.03	0.10	0.03	0.03	0.04	0.05	0.14	0.05
(Gain) loss on disposal of property plant and equipment	-	-	-	-	-	-	-	-	0.03	-	0.03	-
Restructuring, impairment and related charges	-	-	-	-	-	-	-	-	-	-	-	0.46
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.41	0.12	0.17	0.18	-	0.48	0.13	0.18	0.14	0.09	0.55	0.12
Adjusted EBITDA per share, diluted(1)	$1.39	$0.20	$0.37	$0.33	$0.24	$1.15	$0.11	$0.45	$0.33	$(0.42)	$0.47	$(0.53)

Weighted average shares outstanding - Diluted	49,380	49,500	49,516	49,370	49,242	49,427	48,907	49,811	49,731	49,266	49,597	49,344

(1) Adjusted EBITDA per diluted share may not add due to rounding
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center
(3) This was related to severance, consulting expenses and impairment on operating leases, machinery and equipment, leasehold improvements and internally developed software

Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
Sales by Region	2022	2023	2024	March 29, 2024	June 28, 2024	September 27, 2024	December 27, 2024	March 28, 2025

Americas(1)	$19,798	$22,315	$25,229	$6,157	$6,656	$6,029	$6,387	$6,739

EMEA(2)	40,733	39,488	44,073	11,202	10,235	9,760	12,876	12,331

APAC(3)	223,860	260,612	244,599	59,997	82,114	72,801	29,687	23,519

Global Sales	$284,391	$322,415	$313,901	$77,356	$99,005	$88,590	$48,950	$42,589

Global Sales Growth	23%	13%	(3)%	5%	7%	10%	(36)%	(45)%

Americas Sales Growth	33%	13%	13%	8%	15%	9%	20%	9%

EMEA Sales Growth	(2)%	(3)%	12%	1%	13%	19%	16%	10%

APAC Sales Growth	29%	16%	(6)%	6%	6%	9%	(50)%	(61)%

Global ICL Unit Growth	33%	19%	(6)%	2%	3%	6%	(39)%	(48)%

	Fiscal Year			Three Months Ended
Sales by Country(4)	2022	2023	2024	March 29, 2024	June 28, 2024	September 27, 2024	December 27, 2024	March 28, 2025

China	$148,167	$185,554	$161,321	$38,549	$63,395	$51,830	$7,547	$389
Growth	38%	25%	(13)%	10%	3%	7%	(82)%	(99)%

Japan	$43,093	$38,472	$41,836	$10,456	$9,885	$10,534	$10,961	$11,391
Growth	5%	(11)%	9%	(4)%	17%	15%	10%	9%

South Korea	$17,948	$19,861	$21,853	$6,727	$3,976	$5,435	$5,715	$7,334
Growth	18%	11%	10%	1%	20%	11%	14%	9%

United States	$14,679	$17,221	$19,896	$4,935	$5,399	$4,681	$4,881	$5,459
Growth	45%	17%	16%	8%	24%	12%	17%	11%

Global Sales Ex China	$136,224	$136,861	$152,580	$38,807	$35,610	$36,760	$41,403	$42,200
Growth	10%	0%	11%	1%	15%	15%	17%	9%

Notes:
(1) Americas includes the United States, Canada and Latin American countries
(2) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors
(3) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors
(4) Sales by country includes countries representing more than 5% of total sales in the most recently completed fiscal year

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Quarter Ended				As Reported		Constant Currency
Sales	March 28, 2025	Effect of Currency	Constant Currency	March 29, 2024	$ Change	% Change	$ Change	% Change
ICL	$41,498	$592	$42,090	$77,151	$(35,653)	(46.2)%	$(35,061)	(45.4)%
Other	1,091	(86)	1,005	205	886	432.2%	800	390.2%
Total Sales	$42,589	$506	$43,095	$77,356	$(34,767)	(44.9)%	$(34,261)	(44.3)%